Exhibit 11

Consent of Independent Registered Public Accounting Firm

We consent to the use, in the Offering Statement on Form 1-A of ElectroMedical Technologies, Inc., of our report dated August 23, 2017 on our audit of the balance sheets of Electro Medical Technologies, LLC as of December 31, 2016 and 2015, and the related statements of operations and comprehensive loss, changes in member’s deficit and cash flows for the years then ended, and the related notes to the financial statements.

Long Beach, California

December 6, 2017

 Camarillo, CA | Costa Mesa, CA | Encino, CA | Fort Worth, TX | Long Beach, CA | Los Angeles, CA

Park City, UT | Pasadena, CA | Walnut Creek, CA | Westlake Village, CA